Exhibit 99.1

Exelis Inc.	703.790.6300
1650 Tysons Blvd.	703.790.6360 Fax
Suite 1700	www.exelisinc.com
McLean, VA 22102

To:	Directors and Executive Officers of Exelis Inc.
From:	Ann D. Davidson, Corporate Secretary
Date:	May 8, 2015
Re:	Notice Regarding Possible Blackout Period and Regulation BTR Trading Restrictions

The purpose of this notice is to inform you of potential restrictions on your ability, directly or indirectly, to buy, sell or transfer Exelis equity securities or exercise stock options (and Harris Corporation common stock after the closing of the merger) that may apply in connection with the anticipated closing of the merger with Harris Corporation in June 2015.

Pursuant to The Sarbanes-Oxley Act of 2002 (the “Act”), Exelis Inc. (“Exelis”) is notifying you of possible upcoming temporary restrictions on your ability to engage in certain activities regarding Exelis equity securities, namely Exelis common stock (and Harris Corporation (“Harris”) common stock after the closing of the merger). These temporary restrictions are mandated by the Act in the event of a blackout period impacting the Exelis Retirement Savings Plan (“RSP”), including the Exelis Stock Fund as an investment option thereunder. The blackout period may be necessary to ensure that all transactions in Exelis common stock in the Exelis Stock Fund under the RSP are fully completed before the effective time of the merger and so that, after the effective time of the merger, the administrator of the RSP can process the exchange of Exelis common stock for Harris common stock and cash.

RSP participants have been advised that if the merger transaction is completed as expected (the date of the closing of Harris’ acquisition of Exelis, hereafter referred to as the “Transaction Date”), the Exelis Stock Fund will no longer be available for RSP investments related to Exelis common stock (or, subsequent to the merger, Harris common stock) after 4:00 p.m. Eastern Time on the day immediately preceding the Transaction Date, and that as of the Transaction Date, the Exelis Stock Fund will be renamed the Harris Stock Fund. During the blackout, RSP participants could be temporarily unable to contribute to, diversify investments in, obtain a loan from or receive a distribution from the RSP, including the Exelis Stock Fund. Although it is not anticipated at this time that there will be a temporary blackout period, it is possible that one will occur.

It is currently anticipated that the merger will close in June 2015, subject to customary closing conditions, including regulatory approvals. Because the actual closing date of the merger is not known at this time, Exelis is unable to determine the exact dates for the potential blackout period.

Because the RSP includes the Exelis Stock Fund as an investment option, the Act requires that you be prohibited from directly or indirectly purchasing, exercising, selling, or otherwise transferring equity securities (including options and other derivative securities) of Exelis (and, after the merger, Harris) during the blackout period for the RSP if those securities were acquired in connection with your service or employment as a director or executive officer of Exelis. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

The potential blackout period is currently expected to end within one week following the Transaction Date, but it could end later (for example: (1) if the Transaction Date occurs during the week of May 31, 2015, the potential blackout period would be expected to end during the week of June 7, 2015; (2) if the Transaction Date occurs during the week of June 7, 2015, the potential blackout period would be expected to end during the week of June 14, 2015; and (3) if the Transaction Date occurs during the week of June 14, 2015, the potential blackout period would be expected to end during the week of June 21, 2015). If you have any questions about the upcoming potential blackout period, including to confirm whether a blackout period will occur and if so, the actual beginning and end dates of the blackout period, you may contact the Exelis Retirement Savings Plan Information Line at 1-844-XLS-SAVE (844-957-7283) or TTY 855-685-9523. Customer Service Associates will be available Monday through Friday, 8:00 am to 8:00 pm ET (excluding New York Stock Exchange holidays).

Although certain transactions are exempt from this trading prohibition (such as bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or officer), those exemptions are limited. If you hold both covered securities and non-covered securities, any sale or other transfer of securities by you during the blackout period, if it occurs, will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Exelis or Harris equity and derivative securities during the potential blackout period. The restrictions on trading during the potential blackout period are in addition to those under the Exelis Insider Trading Policy or its successor (and associated regularly scheduled blackout periods) that restrict or will restrict your ability to trade in Exelis (or Harris) common stock.

The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules. Therefore, please contact Ann Davidson at 703.790.6333 (ann.davidson@exelisinc.com) or Kathleen Stolar at 703.790.6359 (kathleen.stolar@exelisinc.com), 1650 Tysons Boulevard, Suite 1700, McLean, VA 22102 if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the potential blackout period.